Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

DALLAS, Texas, October 27, 2026 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.07 per share, payable on December 17, 2026 to all stockholders of record on November 19, 2026.

ABOUT RGP
RGP (Nasdaq: RGP) has been redefining professional services for 30 years by closing the gap between advice and execution. RGP combines the flexibility of on-demand talent, the rigor of consulting, and the accountability of managed services for faster impact, smarter investment, and lower risk. The firm partners with CFOs and other C-suite leaders across finance, digital transformation, data, and cloud — connecting advisory to execution at global scale.

Based in Dallas, Texas, with offices worldwide, RGP annually engages with nearly 1,500 clients around the world from approximately 35 physical practice offices and multiple virtual offices. As of August 2026, RGP is proud to have served 90% of the Fortune 100 and has been recognized by U.S. News & World Report (2025-2026 Best Companies to Work for) and Forbes (America’s Best Midsize Employers 2026, America’s Best Management Consulting Firms 2025, World’s Best Management Consulting Firms 2025).

Resources Connection, Inc. (RGP) is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: https://www.rgp.com. (RGP-F)

Investor Contact:
Jessica Block, Chief AI Officer and Interim Chief Financial Officer
(US+) 1-214-777-0600
Jessica.Block@rgp.com

Media Contact:
Kaitlynn Cooney
Walker Sands
rgp@walkersands.com